Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 26, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Westwood Holdings Group, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Westwood Holdings Group, Inc. on Form S-8 (File No. 333-98841, effective August 28, 2002, File No. 333-133963, effective May 10, 2006,  File No. 333-160377, effective July 1, 2009, File No. 333-175696, effective July 21, 2011, File No. 333-187998, effective April 18, 2013 and File No. 333-188002, effective April 18, 2013).

/s/ Grant Thornton LLP

Dallas, Texas

February 26, 2015